HI/FN, INC.

ALBERT E. SISTO EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of February 6, 2007, by and between Hi/fn, Inc. (the “Company”) and Albert E. Sisto (“Executive”) and amends and restates the employment agreement entered into as of November 9, 2006 by the Company and Executive (the “Interim Employment Agreement”).

1. Duties and Scope of Employment.

(a) Positions and Duties. Effective as of November 10, 2006, Executive has served as the Company’s Interim Chief Executive Officer. As of February 6, 2007, Executive will serve as the Company’s Chief Executive Officer (the “Effective Date”). Executive will report to the Company’s Board of Directors (the “Board”) and will continue in his role as Chairman of the Board. As of the Effective Date, Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Board. The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term.”

(b) Board Membership. Executive was appointed to serve as a member of the Board prior to the Effective Date and was appointed Chairman of the Board effective as of November 10, 2006. During the Employment Term, at each annual meeting of the Company’s stockholders at which Executive’s term as a member of the Board has otherwise expired, the Company will nominate Executive to serve as a member of the Board. Executive’s service as a member of the Board will be subject to any required stockholder approval. Upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive will be deemed to have resigned from all positions held at the Company and its affiliates, including that of Chairman of the Board, voluntarily, without any further required action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents necessary to reflect his resignation.

(c) Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with each of the Company’s corporate guidance and ethics guidelines, conflict of interests policies and code of conduct. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to Company. Executive expects to serve as a member of the Board of Directors of Digital Signal Corporation, Tulip Ego Lifestyle, and Validity Sensors, Inc. and such service will not constitute a violation of this Section 1(c).

Executive hereby represents and warrants to the Company that Executive is not party to any contract, understanding, agreement or policy, written or otherwise, that would be breached by

Executive’s entering into, or performing services under, this Agreement. Executive further represents that he has disclosed to the Company in writing all threatened, pending, or actual claims that are unresolved and still outstanding as of the Effective Date, in each case, against Executive of which he is aware, if any, as a result of his employment with his current employer (or any other previous employer) or his membership on any boards of directors.

(d) Other Entities. Executive agrees to serve and will be appointed, without additional compensation, as an officer and director for each of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment as determined by the Company. As used in this Agreement, the term “affiliates” will include any entity controlled by, controlling, or under common control of the Company.

2. At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive.

3. Compensation.

(a) Base Salary. As of the Effective Date, the Company will pay Executive an annual salary of $350,000 as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.

(b) Annual Incentive. Executive will be eligible to receive annual cash incentives payable for the achievement of performance goals established by the Board or by the Compensation Committee of the Board (the “Committee”). During the Employment Term, Executive’s target annual incentive (“Target Annual Incentive”) will equal 75% of Executive’s Base Salary. The actual earned annual cash incentive, if any, payable to Executive for any performance period will depend upon the extent to which the applicable performance goal(s) specified by the Committee are achieved or exceeded and will be adjusted for under- or over-performance as determined by the Committee in its sole discretion.

(c) Performance Shares.

(i) Performance Share Grant. Following the Effective Date, the Committee will grant Executive an award performance shares covering a maximum of 150,000 shares of the Company’s common stock (the “Performance Share Grant”) under and subject to the terms, definitions and provisions of the Company’s Amended and Restated 1996 Equity Incentive Plan (the “Plan”). The number of performance shares actually earned by Executive pursuant to the Performance Share Grant will be determined based on achievement of certain specified Company objectives as described herein and may be subject to further vesting requirements as set forth in clause (iii). Each performance share subject to the Performance Share Grant represents the right to receive one share of the Company’s common stock. No shares of Company common stock will be issued to Executive pursuant to the Performance Share Grant until the number of performance shares

* Omitted and filed separately with the SEC pursuant to a confidential treatment request actually earned, as determined by the Committee in its sole discretion, have otherwise vested. Subject to the provisions of Section 7 of this Agreement, upon Executive ceasing to provide services to the Company for any reason, Executive will no longer be able earn any additional performance shares pursuant to the Performance Share Grant and will have no right to receive any shares of Company common stock with respect to the unearned portion of the Performance Share Grant on the date of such termination.

(ii) Revenue and Net Income. Subject to the vesting requirements set forth in clause (iii), Executive will be able to earn the number of performance shares based on achievement of performance goals as follows:

Threshold	Revenue	Number of Performance Shares
		0
Minimum	[*]	30,000
Target	[*]	37,500
Maximum	[*]	75,000

Threshold	GAAP Net Income	Number of Performance Shares
		0
Minimum	[*]	30,000
Target	[*]	37,500
Maximum	[*]	75,000

For purposes of the foregoing tables, the revenue targets will be based on the Company’s revenues for fiscal year 2007 and the net income targets will be based on the Company’s net income for the fourth quarter for fiscal year 2007, each as measured by GAAP financials as reported by the Company to the public. The number of performance shares to be earned for achievement of revenues and net income greater than minimum threshold and less than target threshold will be determined on a linear basis based on the number of performance shares that can be earned based on achievement of the minimum threshold and target threshold. Similarly, the number of performance shares to be earned for achievement of revenues and net income greater than the target threshold and less than maximum threshold will be determined on a linear basis based on the number of performance shares that can be earned based on achievement of the target threshold and maximum threshold. By way of example only, if revenues for fiscal year 2007 are [*] and net income for the fourth quarter of fiscal year 2007 is [*], the number of performance

* Omitted and filed separately with the SEC pursuant to a confidential treatment request shares earned based on revenues would equal 32,250 and the number of performance shares earned based on net income would equal 34,500.

(iii) Any performance shares earned pursuant to clause (ii) will vest as to 50% of such performance shares on the last calendar day of fiscal year 2008 and 50% of such performance shares on the last calendar day of fiscal year 2009, subject, in each case, to Executive’s continued service to the Company through each applicable vesting date.

(iv) If a Change of Control occurs while Executive is employed with the Company prior to the last calendar day of fiscal year 2007, then in lieu of earning any performance shares pursuant to clause (ii), Executive will be able to earn (and such performance shares will be vest immediately prior to the consummation of such transaction) the number of performance shares based on the value of such Change of Control as follows:

Threshold	Deal Price Per Share	Number of Performance Shares
		0
Minimum	[*]	60,000
Base	[*]	75,000
Target	[*]	150,000

The number of performance shares to be earned for achievement of a deal price per share of common stock greater than minimum threshold and less than base threshold will be determined on a linear basis based on the number of performance shares that can be earned based on achievement of the minimum threshold and base threshold. Similarly, the number of performance shares to be earned for achievement of deal price per share of common stock greater than the base threshold and less than target threshold will be determined on a linear basis based on the number of performance shares that can be earned based on achievement of the base threshold and target threshold. By way of example only, if the Company should experience a Change of Control while Executive is employed with the Company prior to the last calendar day of fiscal year 2007 and the deal price per share of common stock is [*], then Executive would earn 125,000 performance shares. Any performance shares subject to the Performance Share Grant not earned pursuant to this clause (iv) will immediately terminate upon the consummation of the Change of Control and Executive will have no further right to receive any shares of Company common stock with respect thereto.

(d) Equity Awards under Interim Employment Agreement. The option to purchase 225,000 shares of Company common stock described in Section 3(c)(i) of the Interim Employment Agreement, as well as the award of 75,000 shares of restricted stock described in Section 3(c)(ii) of the Interim Employment Agreement, will be subject to accelerated vesting in accordance with Section 7(b) and will otherwise continue to be governed by the terms and conditions of such awards, including, without limitation, the original vesting schedules for such awards.

(e) Sign-on Bonus. Within thirty (30) days of the Effective Date, Executive will receive a signing bonus equal to $50,000.

4. Employee Benefits.

(a) Generally. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time.

(b) Vacation. Executive will be entitled to paid vacation of four (4) weeks per year in accordance with Company policy for other senior executive officers, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

5. Expenses. The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6. Termination of Employment. In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination; (b) unpaid, but earned and accrued annual incentive for any completed fiscal year as of his termination of employment; (c) pay for accrued but unused vacation; (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive (e) unreimbursed business expenses required to be reimbursed to Executive; and (f) rights to indemnification Executive may have under the Company’s Articles of Incorporation, Bylaws, the Agreement, or separate indemnification agreement, as applicable.

7. Severance.

(a) Termination Without Cause or Resignation for Good Reason other than in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason, and the termination is not in Connection with a Change of Control, then, subject to Executive signing and not revoking a separation agreement and release of claims in a form acceptable to the Company, Executive will receive (i) continued payment of his Base Salary for eighteen (18) months in accordance with the Company’s normal payroll policies, and (ii) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans for eighteen (18) months, payable when such premiums are due (provided Executive validly elects to continue coverage under applicable law).

(b) Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason, and the termination is in Connection with a Change of Control, then, subject to Executive signing and not revoking a separation agreement and release of claims in a form acceptable to the Company, Executive will receive: (i) continued payment of his

Base Salary for twenty-four (24) months in accordance with the Company’s normal payroll policies, (ii) full accelerated vesting with respect to Executive’s then outstanding unvested equity awards, and (iii) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans for eighteen (18) months, payable when such premiums are due (provided Executive validly elects to continue coverage under applicable law).

8. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” means:

(i) A failure by Executive to substantially perform Executive’s duties as an employee, other than a failure resulting from the Executive’s complete or partial incapacity due to physical or mental illness or impairment;

(ii) A willful act by Executive that constitutes misconduct;

(iii) Circumstances where Executive intentionally or negligently imparts material confidential information relating to the Company or its business to competitors or to other third parties other than in the course of carrying out Executive’s duties;

(iv) A material violation by Executive of a federal or state law or regulation applicable to the business of the Company;

(v) A willful violation of a material Company employment policy or the Company’s insider trading policy;

(vi) Any act or omission by Executive constituting dishonesty (other than a good faith expense account dispute) or fraud, with respect to the Company or any of its affiliates, or any other misconduct which is injurious to the financial condition of the Company or any of its affiliates or is injurious to the business reputation of the Company or any of its affiliates;

(vii) Executive’s failure to cooperate with the Company in connection with any actions, suits, claims, disputes or grievances against the Company or any of its officers, directors, employees, shareholders, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, whether or not such cooperation would be adverse to Executive’s own interest; or

(viii) Executive’s conviction or plea of guilty or no contest to a felony.

(b) Change of Control. For purposes of this Agreement, “Change of Control” will mean the occurrence of any of the following events:

(i) The sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets to any “person” (as such term is used in Section 13(d) of the Securities

Exchange Act of 1934, as amended (the “Exchange Act”)), entity or group of persons acting in concert;

        (ii) Any person or group of persons becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities;

       (iii) A merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its controlling entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding immediately after such merger or consolidation; or

(iv) A contest for the election or removal of members of the Board that results in the removal from the Board of at least 50% of the incumbent members of the Board.

(c) Good Reason. For purposes of this Agreement, “Good Reason” means (without Executive’s consent):

       (i) A material reduction in Executive’s title, authority, status, or responsibilities, unless Executive is provided with a comparable position (i.e. a position of equal or greater organizational level, duties, authority, compensation and status);

       (ii) The reduction of Executive’s aggregate Base Salary and Target Annual Incentive as in effect immediately prior to such reduction (other than a reduction applicable to executives generally); or

       (iii) A relocation of Executive’s principal place of employment by more than fifty (50) miles.

(d) In Connection with a Change of Control. For purposes of this Agreement, a termination of Executive’s employment with the Company is “in Connection with a Change of Control” if Executive’s employment is terminated within twelve (12) months following a Change of Control.

9. Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

10. Confidential Information. As a condition of employment with the Company, Executive will execute the Company’s standard form of Proprietary Information and Inventions Agreement (the “Confidential Information Agreement”).

11. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

12. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally; (b) one (1) day after being sent overnight by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Chairman of the Compensation Committee
c/o Corporate Secretary
750 University Avenue
Los Gatos, CA 95032

If to Executive:

at the last residential address known by the Company.

13. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

14. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, will be subject to arbitration in Santa Clara County before JAMS, pursuant to its Employment Arbitration Rules & Procedures (“JAMS Rules”). The Arbitrator will administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure, and the Arbitrator will apply substantive and procedural California law to any dispute or claim, without reference to any conflict-of-law provisions of any jurisdiction. To the extent that the JAMS rules conflict with California law, California law will take precedence. The Arbitrator may grant injunctions and other relief in such disputes. The decision of the Arbitrator will be final, conclusive, and binding on the parties to the arbitration. The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Arbitrator will award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Confidential Information Agreement.

15. Integration. This Agreement, together with the Confidential Information Agreement and the standard forms of equity award grant that describe Executive’s outstanding equity awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements (including, but not limited to the Interim Employment Agreement) whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement to be signed upon Executive’s hire, the terms in this Agreement will prevail.

16. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

17. Survival. The Confidential Information Agreement will survive the termination of this Agreement.

18. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

19. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

20. Governing Law. This Agreement will be governed by the laws of the state of California without regard to its conflict of laws provisions.

21. Code Section 409A. The Company and the Executive agree to work together in good faith to consider amendments to this Agreement necessary or appropriate to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Internal Revenue Code Section 409A and any temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder.

22. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

23. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

HI/FN, INC.

Date: February 6, 2007
William R. Walker Vice President of Finance, Chief Financial Officer and Secretary

EXECUTIVE:

Date: February 6, 2007
ALBERT E. SISTO

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